Exhibit 99.1

SJW CORP. ANNOUNCES THE APPOINTMENT OF

NEW CHIEF FINANCIAL OFFICER

SAN JOSE, Calif.—(BUSINESS WIRE)—SJW Corp. (NYSE:SJW) announced today the appointment of James P. Lynch as Chief Financial Officer and Treasurer of the company effective as of October 4, 2010.

“We are fortunate to have someone of Jim’s stature join the SJW executive team. Jim is familiar with many of our people, systems and processes. He also knows the community very well and shares SJW’s commitment to excellence,” said W. Richard Roth, President and Chief Executive Officer of SJW Corp.

Prior to joining SJW Corp., Mr. Lynch was an Audit Partner at KPMG LLP. Mr. Lynch was with KPMG LLP for 26 years. He has extensive experience providing audit service and business advice to public and privately held companies, including publically held water utility companies. He also assisted clients with accounting and financial reporting matters, SEC registration and compliance matters, and securities offerings. Mr. Lynch is a certified public accountant.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc. and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial buildings, has a majority interest in a real estate partnership, and has properties in the states of California, Florida, Connecticut, Texas, Arizona and Tennessee.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.’s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The results for a quarter are not indicative of results for a full year due to seasonality. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.’s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.

Suzy Papazian

Corporate Secretary/Attorney

408-279-7961